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                                                                   Exhibit 10.37



                     [MYCO PHARMACEUTICALS INC. LETTERHEAD]



CONFIDENTIAL

                                                June 21, 1995


Mr. Alan Crane
217 Varick Road
Waban, MA  02168

Dear Alan:

We are pleased with the prospect of your joining Myco Pharmaceuticals as an employee and to offer you the position of Executive Director-Business Development. We believe you will find your position challenging and professionally rewarding. Terms of the offer are as follows:

Responsibilities: You will be responsible for analyzing, planning and as noted below implementing business development at Myco. Your responsibilities will involve both strategic and operational tasks including the following: seek and work to ensure the success of present and future strategic alliances; enhance Myco's development as a business and research, analyze and recommend pathways to optimize Myco's value and revenue stream; identify, analyze, prioritize, recommend and, as appropriate, negotiate product and technology opportunities and research agreements; prepare and update Myco's business strategy and business plan; meet with investment bankers, stock analysts, venture capitalists, and senior business development executives from other organizations to discuss strategic alliances, business deals, licensing, fund raising and valuation issues so as to optimize Myco's development as an effective and profitable business; work with high diligence and commitment to achieve the goals of the Company and ensure effective communication and cooperation with your colleagues in the Company; in conjunction with the senior scientific and financial staff, participate in the planning, strategy and evaluation of internal Myco projects and technology opportunities by performing market and risk analysis, portfolio analysis and financial modeling; oversee selected programs and prepare summary documents relating to corporate in-licensing and out-licensing opportunities; facilitate and participate effectively in selected Myco senior staff meetings.

You will be an employee at will and your services are to be on a full-time basis with your best efforts. Your duties and responsibilities may be modified by your supervisor from time to time. You will report to the CEO or other senior Myco executives as determined by the CEO.



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CONFIDENTIAL

Salary: You will be paid at the rate of $10,000/month ($120,000/year). In addition, a first year bonus of $5,000 will be paid to you upon completion of one year of employment.

Equity: Options for 40,000 shares of Common Stock will be recommended to the Board of Directors to be made available to you at a price of $0.50 per share. These shares will vest over a period of five years subject to the conditions set forth in the Company's Standard Stock Option Agreement. Options for an additional 60,000 shares of Common Stock will be recommended to the Board of Directors based on performance of certain milestone objectives. Based on conversations with you, these milestones and performance dates will be set within the first (90) days of employment by the CEO.

Other Benefits: You will receive life insurance, disability insurance, family medical benefits and vacation to the extent you qualify for these benefits and as established by the Company for senior executives and as described in the Employee Handbook.

Timing: We would like you to begin no later than July 10, 1995.

This offer is subject to final Board of Director's approval and execution of our Standard Confidentiality and Non-Competition Agreement.

The values and goals you have expressed to me during our conversations convince me that we can accomplish terrific results together. I think this is an opportunity for you to see your creative abilities and strong business knowledge put to great use in the development of new drugs. I am genuinely excited by the possibility of having you as an employee of the Company. Alan, we look forward to your positive response to this offer and to working with you in the near future. Please sign a copy of this letter to indicate your acceptance of the terms of employment and return it to me by June 26th.

                                        Sincerely,

                                        /s/ Barry Berkowitz
                                        ---------------------------
                                        Barry Berkowitz, Ph.D.
                                        President and CEO

I have read and agree with the terms as set forth above.

/s/ Alan Crane                          6/21/95
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Alan Crane                              Date